EXHIBIT 10.18

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is dated for reference purposes only as September 26, 2001, and is part of that Lease dated September 27, 1999 together with the Summary of Basic Lease Terms, the First Addendum To Lease, the Acceptance Agreement, and the First Amendment to Lease dated May 2, 2001 thereto (collectively, the “Lease”) by and between AMB PROPERTY, L.P., a Delaware limited partnership (“Landlord”), and SONICWALL, INC., a California corporation (“Tenant”), and is made with reference to the following facts:

A.    The Premises currently leased by Tenant pursuant to the Lease consists of 32,256 rentable square feet commonly known as 1160 Bordeaux Drive, Sunnyvale, California and 12,584 rentable square feet commonly known as 155 B-2 Moffett Park Drive, Sunnyvale, California.

B.    The Lease Term for said Premises currently expires on September 30, 2004.

C.    Tenant and Landlord have agreed to expand the square footage of said Premises by 41,472 rentable square feet as shown on “Exhibit A” attached hereto and incorporated herein by reference as the “Expansion Space”.

D.    Tenant and Landlord wish to amend the Lease on the Terms and Conditions set forth in this Second Amendment to Lease.

NOW, THEREFORE, Landlord and Tenant hereby agree that the Lease Terms are amended as follows:

1.    Premises: Article 1.2 is hereby amended to provide for the “Expansion Space” of 41,472 rentable square feet, located at 1143 Borregas Avenue, Sunnyvale, resulting in a total of 86,312 rentable square feet.

2.    Tenant’s Share: Article 1.5 is hereby amended to mean twenty-six and 40/100 percent (26.40%) of the Industrial Center and one hundred and 00/100 percent (100%) of Building E.

3.    Tenant’s Allocated Parking Stalls: Tenant has the use of an additional 165 stalls for the “Expansion Space” for a total of 345 stalls.

4.    Lease Term: Article 1.3 is hereby amended to provide that the Lease Term for the “Expansion Space” shall be coterminous with existing space ending September 30, 2004.

5.    Base Monthly Rent: Commencing September 30, 2001, Article 1.4 is hereby amended to provide for the Base Monthly Rent on the “Expansion Space” as follows:

September 30, 2001 through and including December 31, 2001:	$ -0-
January 1, 2002 through and including December 31, 2002:	$62,208.00 per month
January 1, 2003 through and including December 31, 2003:	$64,696.32 per month
January 1, 2004 through and including September 30, 2004:	$67,284.17 per month

6.    Security Deposit: Article 1.7 is hereby amended to provide for an increase in the Security Deposit of $62,208.00 which Tenant has provided Landlord upon signature hereon, for a total of $147,593.02.

7.    Furniture and Telephone Equipment: The existing furniture and telephone equipment currently in the Premises shall remain in the Premises and become the property of the Tenant upon full execution of this Second Amendment to Lease.

8.    Retained Real Estate Brokers: Tenant is represented by BT Commercial and Landlord is represented by Orchard Commercial, Inc. and Colliers International for this Lease Amendment.

9.    Condition of Premises: Tenant accepts the “Expansion Space” in their “as-is” condition, with all latent and patent faults; however, Landlord shall provide the Premises to Tenant with all electrical, plumbing, HVAC, and roof systems in good working condition as of the Commencement Date.

10.    Tenant Improvements: Tenant, at Tenant’s sole cost and expense, shall complete Landlord approved, and the City of Sunnyvale permitted Interior Tenant Improvements. Tenant Improvements to include, but not limited to the following: the demolition of existing walls and doors, the installation of suspended acoustic ceiling and lighting, the installation of commercial grade carpet, and the painting of interior walls.

11.    Heating Ventilation and Air Conditioning (HVAC): Landlord, at Landlord’s sole cost and expense, shall install additional HVAC unit(s) necessary to provide adequate air conditioning to the existing warehouse portion of the Premises.

        12.    HVAC Repairs and Maintenance Costs and Obligations: Tenant will be responsible for repair or replacements costs of up to Nine Thousand Dollars ($9,000.00) in the aggregate over the term of the Lease for each HVAC Unit located on the Premises. Landlord shall be responsible for all repairs and/or replacements in excess of the Nine Thousand Dollars ($9,000.00) incurred by the Tenant over the term of the Lease. In the event repairs or replacements for an individual HVAC Unit is necessary which would bring the amount of repair or replacement costs to be paid by Tenant for such particular HVAC Unit to exceed Nine Thousand Dollars ($9,000.00) in the aggregate over the term of the Lease, Landlord shall (i) be responsible to pay for repair and maintenance of such HVAC costing in excess of Nine Thousand Dollars ($9,000.00) and thereafter for the remainder of the term of the Lease; or (ii) replace such HVAC Unit and amortize the cost of such new HVAC Unit over a 20 year life, with Tenant reimbursing Landlord as an Operating Expense for the amortized amount falling within the remainder of the Lease Term.

13.    Signage: Tenant shall have the right to install signage in accordance with Exhibit J of the Lease.

14.    Continuing Obligation: Except as expressly set forth in this Amendment, all terms and conditions of the Lease remain in full force and effect, and all terms and conditions of the Lease are incorporated herein as though set forth at length.

15.    Effect of Amendment: This Amendment modifies the Lease. In the event of any conflict or discrepancy between the Lease and/or any other previous documents between the parties and the provisions of this Amendment, then the provisions of this Amendment shall control. Except as modified herein, the Lease shall remain in full force and effect.

16.    Authority: Each individual executing this Amendment on behalf of Tenant represents and warrants that he or she is duly authorized to and does execute and deliver this Amendment pursuant to express authority from Tenant pursuant to and in accordance with the By-Laws and the other organic documents of the Tenant corporation.

17.    Entire Agreement: The Lease, as modified by this Amendment, constitutes and contains the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s Agents have made any legally binding representations or warranties as to any matter except for such matters binding representations or warranties as to any matter except for such matters which are expressly set forth herein, including any representations or warranties relating to the condition of the Premises or the improvements thereto or the suitability of the Premises or the Project for Tenant’s business.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to be effective as of the date first set forth above.

LANDLORD:	TENANT:

AMB PROPERTY, L.P. a Delaware limited partnership	SonicWALL, INC a California corporation

By: AMB Property Corporation a Maryland corporation, its general partner	By: /s/ Michael J. Sheridan

By: /s/ John L. Rossi Its: Senior Vice President	Michael J. Sheridan, COO [Print Name and Title]

By:

[Print Name and Title]

Date: 9/27/01	Date: 9/27/01